UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 14, 2009

Boston Private Financial Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	0-17089	04-2976299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Ten Post Office Square, Boston, Massachusetts 02109

(Address of principal executive offices)

(617) 912-1900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On December 15, 2009, Boston Private Financial Holdings, Inc. (the “Company”) entered into Amendment No. 1 to the Investment Agreement dated July 22, 2008 between the Company and BP Holdco, L.P., an entity controlled by The Carlyle Group (“Carlyle”). The amendment shortens by one month (from January 31, 2010 to December 31, 2009) the period in which Carlyle is restricted from transferring shares of the Company’s preferred stock that it acquired pursuant to the Investment Agreement (the “Lock-Up Period”). The Company has been recognizing the impact on earnings per share of the original discount on the preferred stock over the life of the Lock-Up Period. As a result of this amendment to the Investment Agreement, the Company will accelerate the final month’s earnings per share adjustment into the fourth quarter of 2009.

Item 2.01	Completion of Acquisition or Disposition of Assets

On December 14, 2009, the Company announced that its wholly-owned subsidiary, BPFH Manager, L.L.C. (“BPFH LLC”), completed the redemption of all of its interests in Westfield Capital Management Company, L.P. (“Westfield LP”), pursuant to a Redemption Agreement entered into on October 6, 2009 by the Company, Westfield LP, and WMS General Partner LLC as previously reported in the Company’s Current Report on Form 8-K filed on October 7, 2009.

The interests were redeemed in exchange for the following consideration paid by Westfield LP to BPFH LLC: (i) $2 million in cash paid on October 6, 2009, (ii) $2 million in cash paid on October 29, 2009, (iii) $50 million in cash paid at closing, (iv) $4.5 million in cash paid at closing, and (v) a share of Westfield LP’s revenue stream equal to 12.5% of Westfield LP’s gross revenue, subject to an annual minimum of $5.6 million and maximum of $11.625 million, for eight years after closing.

A copy of the press release issued by the Company is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(b) The pro forma financial information required by this item will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits.

10.1	Amendment No. 1 to Investment Agreement by and between Boston Private Financial Holdings, Inc. and BP Holdco, L.P.

99.1	Press release dated December 14, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:	/s/ Walter M. Pressey
Name: Walter M. Pressey Title: President and Vice Chairman

Date: December 18, 2009